Exhibit 14.1

Arcturus Therapeutics Holdings Inc.

Code of Business Conduct and Ethics

Introduction

Ethics are important to Arcturus Therapeutics Holdings Inc. (together with its subsidiaries, “Arcturus”) and its directors, officers and employees (each an “Associate”). Arcturus is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

The Arcturus Code of Business Conduct and Ethics (the “Code”) has four primary functions:

•	To establish and clearly communicate our standards of business conduct, our ethical principles and our expectations;

•	To ensure that business policies and practices continue to be aligned with those standards and principles;

•	To establish responsibility for monitoring compliance; and

•	To set forth the manner in which perceived violations of ethical principles are to be reported. The Code applies to all Associates.

Ethics

Arcturus is committed to the ideals of uncompromising honesty and integrity. As an Arcturus Associate you are expected to adhere to the highest standards of ethics; to be honest and ethical in dealing with each other, with stockholders and with customers, vendors and all other third parties.

You also must respect the rights of your fellow Associates and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran’s status, handicap or disability.

Misconduct (any violation of the Code) will be addressed as it is identified with appropriate disciplinary action. Misconduct cannot be excused because it was directed or requested by another. You are expected to alert management whenever an unethical, dishonest or illegal act is discovered or suspected, as further provided for in the Code.

The following areas frequently give rise to ethical concerns. A violation of the standards contained in the Code will result in corrective action, including possible dismissal.

Should you have any questions concerning the Code, please direct them to the Chief Financial Officer of Arcturus (the “CFO”). The CFO may consult outside counsel with respect to any issue relating to the Code.

Conflicts of Interest

Conflicts of interest arise whenever actions are based on interests other than those of Arcturus. You must avoid any personal activity, investment or association that may interfere with using good judgment concerning Arcturus’s best interests. You may not exploit your position or relationship with Arcturus for personal gain. You should avoid even the appearance of such a conflict. For example, a conflict of interest may arise if you:

•	Cause Arcturus to engage in business transactions with relatives or friends;

•	Use information of Arcturus, a customer or supplier for your own personal gain, or the personal gain of relatives or friends;

•	Have a financial interest in Arcturus’s customers, suppliers or competitors;

•	Receive a loan or guarantee of obligations, from Arcturus or from a third party, as a result of your position at Arcturus; or

•	Compete, or prepare to compete, with Arcturus while still employed by it.

Employees who are involved in or are aware of a transaction involving any of the relationships described above, must report the transaction to the CFO. Directors and officers shall report such transactions to the Chairman of Arcturus’s Audit Committee. All transactions between Arcturus and any employee or member of the Associate’s immediate family, or any entity in which such employee or a member of his or her immediate family has a significant financial interest, must be approved by the CFO.

Transactions described in the previous sentence between Arcturus and any director or officer or member of such person’s immediate family, or any entity in which such person or member of his or her immediate family has a significant financial interest, must be approved by the Board of Directors.

There may be other situations in which a conflict of interest may arise. If you have any questions or concerns about any situation, follow the guidance outlined in the section below on Reporting Ethical Violations.

Public Reporting of Financial and Non-financial Information

Arcturus, as a publicly traded company, is subject to the Securities Act of 1933, the Securities Exchange Act of 1934 and numerous other laws, rules and regulations promulgated thereunder (the “Securities Laws”). The Securities and Exchange Commission (the “SEC”) requires companies to maintain disclosure controls and procedures designed to ensure that information required by the Securities Laws to be disclosed by publicly held companies is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. It is, therefore, imperative that all disclosures contained in Arcturus’s public filings and other public communications are full, fair, accurate, timely and understandable.

Every Associate who participates in the information gathering process for Arcturus’s public filings and other public communications is responsible for the timeliness and accuracy of the information contained therein. Those persons having responsibility for particular areas of Arcturus’s periodic reports such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K must report to the Board on an ongoing basis the following matters which come to their attention:

•	Deviations from or changes to the current public information available for Arcturus;

•	Changes in risks, or new risks, to Arcturus as they are identified; and

•	Changes that may affect Arcturus’s financial results.

Arcturus may establish a separate disclosure policy that may provide who may communicate information to the press and the financial analyst community. You should review any applicable disclosure policy and discuss any questions that you may have with the CFO.

Our employees who work in the financial department hold an important and elevated role in corporate governance. They are empowered to ensure that stockholder interests are appropriately balanced, protected and preserved. Accordingly, all financial managers are expected to uphold the following standards:

•	To provide information that is accurate, complete, objective, relevant, timely and understandable;

•	To comply with laws, rules and regulations of federal, state, provincial and local governments, and appropriate regulatory agencies;

•	To act in good faith, responsibly, with due care, competence and diligence, without misrepresenting facts or allowing their independent judgment to be subordinated;

•	To respect the confidentiality of information acquired in connection with their activities for Arcturus, except when authorized or otherwise legally obligated to disclose;

•	To share knowledge and to maintain skills needed to perform their jobs;

•	To proactively promote ethical behavior as a responsible partner among peers in the workplace and community; and

•	To achieve responsible use of and control over all assets and resources employed by or entrusted to them.

Compliance with all governmental laws, rules and regulations applicable to Arcturus is mandatory and any violations thereof are considered violations of the Code. Mistakes should never be covered up, but should be immediately fully disclosed and corrected, if possible.

If you have any questions about your duties with regard to public reporting, please ask the CFO.

Bribes and Kickbacks

A kickback or bribe includes any item intended to improperly obtain favorable treatment. Other than for modest gifts given or received in the normal course of business (e.g., coffee mugs, pens and other logoed promotional materials or business lunches), neither you nor your relatives may give gifts to, or receive gifts from, Arcturus’s customers and suppliers. Other gifts may be given or accepted only with prior approval of the CFO. In no event should you put Arcturus or yourself in a position that would be uncomfortable if knowledge of the gift was made public. Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

Conducting Business Outside of the United States and the Foreign Corrupt Practices Act

Certain Associates or other affiliates of the company may find it necessary to interact with foreign governments or officials in the furtherance of Arcturus’s business activities. In any dealings with foreign officials, candidates, or political parties, Arcturus and its Associates, consultants, agents, subsidiaries, distributors, resellers, and representatives, must comply with the following policy.

Generally, Arcturus policies, the U.S. Foreign Corrupt Practices Act (the “FCPA”), and applicable foreign laws prohibit payments to, and business relationships with, government officials (“government officials” may include employees of entities that are state-owned, in whole or part, public international organizations and political parties or political candidates) that could be construed as bribes or attempts to influence government behavior.

You may not give, offer, promise, or authorize direct or indirect payments to foreign officials for the purpose of obtaining or retaining business for Arcturus. Payments include money, gifts, or anything of value, and need not actually be delivered, but merely have been intended for a corrupt purpose, to violate the FCPA. It is therefore illegal and against Arcturus policy for any Associate or other Arcturus representative to offer or give anything of value that is intended to:

•	influence any act or decision of a foreign official in his or her official capacity;

•	induce the official violate a lawful duty of his position or to use his influence improperly; or

•	obtain an improper advantage for Arcturus.

Arcturus and individuals may face significant civil and criminal punishment in both the United States and in other countries, including imprisonment, for violating the FCPA and local laws.

Acknowledging that in certain foreign localities, payments to local government officials may be customary to expedite processes such as the granting of a business license or similarly routine governmental action, the FCPA contains a narrow exception for such payments. In every case, prior to making, promising, or offering any such payment, any Associate or affiliate of Arcturus must consult with the CFO should uncertainties arise. Furthermore, if it is determined that a payment meets this narrow exception, it must be recorded accurately by the accounting department, as it is an independent violation of the FCPA to mischaracterize any such payment in the financial records. Both the consultation with the CFO and the accounting treatment of the payment must be documented in writing.

Quality and Regulatory Compliance

Arcturus is subject to numerous international, federal and state laws concerning the design, clinical development, manufacture, distribution and promotion of its products. The Federal Food, Drug, and Cosmetic Act (the “FDC Act”) is the primary regulatory statute governing Arcturus’s activities. The FDC Act is implemented by the U.S. Food and Drug Administration (the “FDA”) through the promulgation of regulations and by the issuance of guidelines and other informal notices regarding compliance requirements. FDA regulations applicable to medical devices, biologics and pharmaceuticals encompass a wide variety of activities including: product clearance; labeling, advertising, and promotion; reporting requirements; establishment registration and product listing; current good manufacturing practices; and preclinical studies and clinical studies. Other federal agencies also have applicable laws, regulations and guidelines, as do individual state governments. Arcturus has established policies and procedures to ensure that our activities are conducted in compliance with the federal and state laws and regulations pertaining to FDA-regulated products.

In addition to legal compliance, you are required to maintain the highest ethical and scientific standards in researching and developing Arcturus’s products. Associates are further required to be scrupulously accurate in data submitted to FDA, publications, or any other party. You will adhere to all standards and procedures necessary to ensure rigorous scientific inquiry and will interact with federal and state agencies in a forthright manner designed to ensure the safe and effective use of its products. Additionally, in accordance with Arcturus’s objective, Associates are required to manufacture Arcturus’s products in a manner designed to ensure their safety, integrity, and suitability for patients, and to market and sell its products in an honest and balanced manner that provides health professionals with the information necessary to use its products appropriately. Clinical studies will be conducted in such a fashion as to safeguard the welfare of subjects and ensure the scientific integrity of the research.

Associates will maintain accurate and complete records of all data related to FDA-regulated products in order to comply with FDA regulations. This work includes research and development, preclinical and clinical studies, manufacturing, marketing, quality control and quality assurance, regulatory and other activities as determined by our Chief Executive Officer (“CEO”). As part of Arcturus’s quality system, Associates are required to maintain reliable documentation. The accuracy of data in our records, including full disclosure, lack of material omission, and integrity of the data is your priority.

Any Associate who alters or falsifies data, destroys or fails to maintain product related data, or omits data from records that are needed to provide full information regarding a commercial or development stage product is acting in violation of the Code. If you have questions related to quality and regulatory compliance, you should consult with your supervisor, or the CEO.

Improper Use or Theft of Arcturus Property

Every Associate must safeguard Arcturus property from loss or theft, and may not take such property for personal use. Arcturus property includes such items as biological materials, chemicals,

laboratory equipment and machinery, inventory, vehicles, software, computers, office equipment, and supplies as well as confidential information such as non-public personal information about customers, customer lists, and proprietary product information, to name a few. You must appropriately secure all Arcturus property within your control to prevent its unauthorized use.

Fair Dealing

No Arcturus Associate should take unfair advantage of anyone through manipulation, abuse of privileged information, misrepresentation of facts, or any other unfair-dealing practice.

Fair Competition and Antitrust Laws

Arcturus must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, you should raise the issue with the CFO.

Insider Trading

If an Associate has material non-public information relating to Arcturus, it is our policy that neither that person (nor any of his/her relatives) may buy or sell any Arcturus securities or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers, partners or suppliers, obtained in the course of employment. Officers, directors and employees should carefully review and comply with Arcturus’s separate Insider Trading Policy. Questions regarding insider trading should be addressed to the CFO.

Waivers and Amendments of the Code

Any waiver of any provision of the Code for any of our directors or executive officers, or any amendment of the Code, must be approved in writing by our Audit Committee and must be disclosed to stockholders and to others, along with the reasons for such waiver, as required by applicable laws and regulations in the manner or manners required thereby. Any waiver of any provision of the Code with respect any other Associate must be approved in writing by our CFO. Waivers will be granted only as permitted by law and in extraordinary circumstances.

Reporting Ethical Violations

Your conduct can reinforce an ethical atmosphere and provide influence on the conduct of fellow Associates. Associates are empowered by the Code to act in situations where they have the authority or feel comfortable enough to stop unethical behavior. If the unethical behavior is prevented by your actions, then no report is necessary. However, if you are aware of any violations of the Code and feel powerless to stop them, you must report them to the CFO or to your direct supervisor. You also may contact the Chief Executive Officer of the company.

If you are still concerned after speaking with Arcturus officers or feel uncomfortable speaking with them (for whatever reason), you may contact the Chairman of Arcturus’s Audit Committee at the following address:

Chairman of the Audit Committee

Arcturus Therapeutics Holdings Inc.

10628 Science Center Drive,

Suite 250

San Diego, CA 92121

You may write anonymously and you should include copies of relevant documents.

Arcturus’s policy prohibits discrimination, harassment and retaliation against any Associate who in good faith provides any information or otherwise assists in any investigation or proceeding regarding any potential violation of the Code.

Accountability for Adherence to the Code

The CFO shall report to our Audit Committee on all material issues relating to the Code. Our Audit Committee enforces the Code by evaluating all alleged violations of the Code after all of the pertinent information has been gathered and appropriate action will be determined with the involvement of counsel. If an alleged violation of the Code has been reported to it, the Audit Committee shall determine whether that violation has occurred and, if so, shall determine the disciplinary measures to be taken against any Associate who has violated the Code.

The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, termination of employment or other relationship with us and restitution.

Arcturus is committed to upholding the Code and is supporting all Associates who aid in this endeavor. Arcturus will not tolerate any form of retaliation for reporting suspected violations of the Code. All questions and reports of known or suspected violations of the law or the Code will be treated with sensitivity and discretion. The Company will protect Associates’ confidentiality to the extent possible consistent with the law and the Company’s need to investigate questions and reports of known or suspected violations of the law or the Code.

Seeking Help and Information

This Code does not replace your responsibility for making good judgments and using common sense. It is not intended to be a comprehensive rulebook and cannot address every situation that you may face. In some areas, the Code is supplemented by additional policies that address specific topics in more detail. While the Code is designed to provide an overview of relevant subject matter, it is not as comprehensive as these supplemental policies and therefore does not supersede them or act as a substitute for reviewing each such supplemental policy. If you encounter a difficult business decision that is not addressed in the Code, you should consult the Company’s policies and procedures, or contact your supervisor or the CFO.